UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported) January 12, 2006 (January 10, 2006)

MARQUEE HOLDINGS INC

(Exact name of registrant as specified in its charter)

DELAWARE	333-122636	77-0642885
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

920 Main Street
Kansas City, Missouri		64105
(Address of principal executive offices)		Zip Code

Registrant’s telephone number, including area code
(816) 221-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

In respect of the previously disclosed federal lawsuits, United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc.(No. 99-01034 FMC (SHx), filed in the U.S. District Court for the Central District of California), on January 10, 2006, a federal judge in the United States District Court for the Central District of California ruled in favor of the United States Department of Justice regarding the appropriate remedy in the line of sight aspects of this case.

In its suit, which was originally filed on January 29, 1999, the Department of Justice (the “Department”) alleged that AMC Entertainment Inc. had failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public.  The Department alleged various non-line of sight violations as well.

In its decision, the court issued a comprehensive order regarding line of sight and other related remedies, which covers the remaining line of sight issues at the majority of AMC Entertainment Inc’s. existing and all of its future construction stadium-style theatres nationwide, as well as other related forms of relief sought by the United States in this action.

AMC Entertainment Inc. estimates that the cost of the betterments related to the remedies for line of sight violations of the ADA will be $20 million, which is expected to be incurred over the term of the court’s order of 5 years.  AMC Entertainment Inc’s previously furnished projections of capital expenditures include provisions for the capital expenditures required by the order.  Additionally, the order calls for payments of $300,000 to the United States and individual complainants.  AMC Entertainment Inc. plans to appeal the court’s order.

Previously disclosed developments regarding this suit include the following:

On November 20, 2002 the trial court entered summary judgment in favor of the Justice Department on the line of sight aspects of this case. The trial court ruled that wheelchair spaces located solely on the sloped floor portion of the stadium-style auditoriums fail to provide lines of sight comparable to the general public. The trial court did not address specific changes that might be required of AMC Entertainment’s existing stadium-style auditoriums, holding that per se rules are simply not possible because the requirements of comparable lines of sight will vary based on theatre layout. AMC Entertainment filed a request for interlocutory appeal on January 23, 2003. The trial court denied its request but postponed any further line of sight proceedings pending the Ninth Circuit and eventually the United States Supreme Court’s ruling in a case with similar facts and issues, Oregon Paralyzed Veterans of America v. Regal Cinemas, Inc. In Regal, the Oregon District Court held that the exhibitor had provided comparable lines of sight to its wheelchair-bound patrons. On August 13, 2003, the Ninth Circuit Court of Appeals reversed the decision of the Oregon District Court. On June 28, 2004, the Supreme Court denied certiorari in the Regal case. The parties briefed their positions on the issue of proper remedies on November 14, 2005 and filed reply briefs on December 12, 2005.

AMC Entertainment previously recorded a liability related to estimated losses for the Department of Justice line-of-sight aspect of the case in the amount of $179,350 (comprised primarily of compensatory damages and the civil penalty) and had estimated the range of loss to be between $179,350 and $273,938.  As a result of the new order the loss is estimated to be between $349,350 and $443,938.

On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involve such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. In its non-line of sight decision, the trial court concluded that AMC Entertainment has violated numerous sections of the ADA and engaged in a pattern and practice of violating the ADA.

On December 5, 2003 the U.S. District Court for the Central District of California entered a consent order and final judgment on non-line of sight issues under which AMCE agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for its patrons with disabilities at 139 stadium-style theatres and at certain theatres AMCE may open in the future.  AMCE estimates that the cost of these betterments will be $42.3 million, which is expected to be incurred over the remaining term of the consent order of 3.5 years.  Through September 29, 2005 AMCE has incurred $5 million of these costs.  The estimate is based on actual costs incurred on remediation work completed to date.  The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARQUEE HOLDINGS INC

Date: January 12, 2006	/s/ CRAIG R. RAMSEY

Craig R. Ramsey
Executive Vice President and
Chief Financial Officer